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                                                                     Exhibit 8.1


                                                                October 17, 2000



Brenton Banks, Inc.,
   Suite 200, Capital Square,
          400 Locust Street,
             Des Moines, IA 50309.


Ladies and Gentlemen:

         We have acted as tax counsel to Brenton Banks, Inc., an Iowa corporation ("Brenton"), in connection with (i) the merger (the "Merger") of Wells Fargo BBI Merger Co. ("Merger Co."), a newly formed and direct, wholly owned subsidiary of Wells Fargo & Company ("Wells Fargo"), with and into Brenton pursuant to the Agreement and Plan of Reorganization, dated as of July 6, 2000, by and among Brenton, Brenton Bank, a subsidiary of Brenton ("Brenton Bank") and Wells Fargo (the "Reorganization Agreement") and the related Agreement and Plan of Merger between Merger Co. and Brenton (the "Merger Agreement") and (ii) the merger (the "Bank Merger", and collectively with the Merger, the "Mergers") of Wells Fargo Interim Bank Brenton, a newly formed and wholly owned subsidiary of Wells Fargo ("Interim Bank"), which will be contributed to Brenton immediately after the Merger, with and into Brenton Bank, pursuant to the Reorganization Agreement and the related Agreement and Plan of Merger between Interim Bank and Brenton Bank (the "Bank Merger Agreement"). We render this opinion to you, in part, pursuant to Section 6(h) of the Reorganization
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Brenton Banks                                                                -2-


Agreement. Unless otherwise indicated, capitalized terms used herein have the meanings given to such terms in the Reorganization Agreement.

         For purposes of this opinion, we have reviewed the Reorganization Agreement, Merger Agreement and Bank Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that: (i) the Mergers will be completed in the manner set forth in the Reorganization Agreement, the Merger Agreement and Bank Merger Agreement, as applicable, and the Registration Statement on Form S-4 of Wells Fargo, including the Proxy Statement of Brenton and Brenton Bank and Prospectus of Wells Fargo contained therein; and (ii) the representations contained in the letters of representation from Wells Fargo, dated October 12, 2000, and Brenton and Brenton Bank, dated October 12, 2000, will be true and complete at the relevant Effective Times of the Mergers.

         Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion under presently applicable United States Federal income tax law that:

         With respect to the Merger,

                  (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (2) Wells Fargo and Brenton will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (3) No gain or loss will be recognized by Brenton shareholders who receive shares of Wells Fargo common stock in exchange for shares of Brenton common stock, except with respect to cash received in lieu of a fractional share interest in Brenton common stock;
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Brenton Banks                                                                -3-


                  (4) The aggregate tax basis of Wells Fargo common stock received, including fractional shares deemed received, by the shareholders of Brenton will equal such shareholder's aggregate tax basis of the Brenton common stock exchanged therefor; and

                  (5) The holding period of shares of Wells Fargo common stock received, including fractional shares deemed received, by the shareholders of Brenton will include the period during which the shares of Brenton common stock were held, provided such shares of Brenton common stock were held as a capital asset at the Effective Time of the Merger; and

                  With respect to the Bank Merger,

                  (1) The Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

                  (2) Each of Wells Fargo, Brenton and Brenton Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code;

                  (3) No gain or loss will be recognized by Brenton Bank shareholders who receive shares of Wells Fargo common stock in exchange for shares of Brenton Bank common stock, except with respect to cash received in lieu of a fractional share interest in Brenton Bank common stock;

                  (4) The aggregate tax basis of Wells Fargo common stock received, including fractional shares deemed received, by the shareholders of Brenton Bank will
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Brenton Banks                                                                -4-


         equal such shareholder's aggregate tax basis of the Brenton Bank common stock exchanged therefor; and

                  (5) The holding period of shares of Wells Fargo common stock received, including fractional shares deemed received, by the shareholders of Brenton Bank will include the period during which the shares of Brenton Bank common stock were held, provided such shares of Brenton Bank common stock were held as a capital asset at the Effective Time of the Bank Merger.



         The tax consequences described above may not be applicable to Brenton or Brenton Bank shareholders that acquired the common stock of Brenton or Brenton Bank pursuant to the exercise of an employee stock option or right or otherwise as compensation; that hold Brenton or Brenton Bank common stock as part of a "straddle" or "conversion" transaction; or that are insurance companies, securities dealers, financial institutions, persons required to use a mark-to-market method of accounting with respect to shares of Brenton or Brenton Bank common stock or foreign persons.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Wells Fargo, including the Proxy Statement of Brenton and Brenton Bank and Prospectus of Wells Fargo contained therein, and to the reference to us under the heading "U.S. Federal Income Tax Consequences of the Mergers" in the Proxy Statement- Prospectus. By giving this consent, we do no thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                                 Very truly yours,


                                                 /s/ Sullivan & Cromwell